UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0059
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Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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SCIENTIFIC TECHNOLOGIES INCORPORATED

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SCIENTIFIC TECHNOLOGIES INCORPORATED
6550 Dumbarton Circle
Fremont, California 94555
(510) 608-3400

Notice of Annual Meeting of Shareholders
To Be Held May 26, 2005

To the Shareholders of SCIENTIFIC TECHNOLOGIES INCORPORATED:

Notice is hereby given that the annual meeting of shareholders of SCIENTIFIC TECHNOLOGIES INCORPORATED, an Oregon Corporation, will be held at our principal offices located at 6550 Dumbarton Circle, Fremont, California, on Thursday, May 26, 2005 at 4:00 p.m., local time, for the following purposes:

1.	To elect directors to serve for the ensuing year and until their successors are elected.

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. Each of these items will be discussed at the annual meeting with adequate time allocated for shareholder questions.

Our Board of Directors has fixed the close of business on April 1, 2005 as the record date for the determination of shareholders entitled to notice of, and to vote at, the meeting and any postponement or adjournment thereof. A copy of our Annual Report to Shareholders, which includes audited financial statements, was mailed with this Notice and Proxy Statement on or about April 27, 2005 to all shareholders of record on the record date.

All shareholders are cordially invited to attend the meeting in person. If you do not expect to attend in person, please promptly mark, date, sign, and return the enclosed proxy. Any shareholder attending the meeting may vote in person even if such shareholder has previously returned a proxy.

James A. Lazzara Secretary	April 27, 2005

SCIENTIFIC TECHNOLOGIES INCORPORATED
6550 Dumbarton Circle
Fremont, California 94555
(510) 608-3400

PROXY STATEMENT

Annual Meeting of Shareholders
May 26, 2005

General

The accompanying proxy is solicited by and on behalf of the Board of Directors of Scientific Technologies Incorporated, an Oregon corporation, to be used at the annual meeting of shareholders to be held at our principal executive offices located at 6550 Dumbarton Circle, Fremont, California, on Thursday, May 26, 2005 at 4:00 p.m., local time, and at any postponement or adjournment thereof. This proxy statement and the accompanying proxy and annual report are being first mailed to holders of the common stock of Scientific Technologies Incorporated on or about April 27, 2005.

Record Date and Outstanding Shares

Only holders of record of shares of our common stock at the close of business on April 1, 2005 will be entitled to notice of, and to vote at, the annual meeting. As of the record date, 9,768,401 shares of our common stock were issued and outstanding, held of record by approximately 765 shareholders.

Revocability of Proxies

When the enclosed proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon, and if no directions are indicated, the shares it represents will be voted in favor of the proposals set forth in the notice attached hereto. Any shareholder signing and delivering a proxy may revoke it at any time before it is voted by filing with our Secretary a written revocation or a duly executed proxy bearing a date later than the date of the proxy being revoked. Any shareholder attending the meeting in person may withdraw his proxy and vote his shares. Attendance at the meeting will not, by itself, revoke a proxy.

Quorum

A quorum for the annual meeting will consist of the holders, present in person or represented by proxy, of a majority of the outstanding shares of our common stock entitled to vote at the annual meeting. Broker non-votes and shares held by persons abstaining from voting will be counted in determining whether a quorum is present.

Voting

All shares represented by proxies will be voted in accordance with shareholder directions. If the proxy is signed and returned without any direction given, shares will be voted in accordance with the recommendations of our Board of Directors. We are not aware, as of the date hereof, of any matters to be voted on at the annual meeting other than as stated in this Proxy Statement and the accompanying Notice. If any other matters are properly brought before the annual meeting, the enclosed proxy gives discretionary authority to the persons named therein to vote the shares in their best judgment.

Each share of our common stock outstanding on the record date will be entitled to one vote at the annual meeting. Under applicable law and in accordance with our Restated Articles of Incorporation and Restated Bylaws,

if a quorum exists at the annual meeting: the seven nominees for election of directors who receive the greatest number of votes cast for the election of directors by the shares present in person or by proxy and entitled to vote shall be elected directors. An abstention with respect to the election of directors will be counted neither in favor of nor against the nominees. Abstentions will have the effect of a vote against any proposals presented for shareholder approval that require the affirmative vote of a majority of the required quorum.

Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the stock exchange or other organization of which they are members. Certain proposals other than the election of directors are “non-discretionary” and brokers who have received no instructions from their clients do not have discretion to vote on those items. When brokers vote proxies on some but not all of the proposals at a meeting, the missing votes are referred to as “broker non-votes.” Broker non-votes are included in determining the presence of a quorum at the meeting, but they are not considered “shares present” for voting purposes and have no impact on the outcome of such proposals other than to reduce the number of favorable votes necessary to approve the proposal. If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto.

Solicitation of Proxies

The proxy accompanying this Proxy Statement is solicited by our Board of Directors. Proxies may be solicited by directors, executive officers and regular supervisory and executive employees of ours, none of whom will receive any additional compensation for their services. Such solicitations may be made personally or by mail, telephone, facsimile or messenger. We will reimburse persons holding shares of common stock in their names or in the names of nominees, but not owning such shares beneficially, such as brokerage houses, banks and other fiduciaries, for their reasonable expenses in forwarding soliciting materials to their principals. All costs of solicitation of proxies will be paid by us.

“Householding” of Proxy Materials

We have adopted a procedure approved by the U.S. Securities and Exchange Commission (“SEC”) called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one set of our proxy materials unless one or more of these shareholders notifies us that they wish to continue receiving individual copies. We believe this will provide greater convenience for our shareholders, as well as cost savings for us by reducing the number of duplicate documents that are sent to your home.

Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not in any way affect your rights as a shareholder.

If you are eligible for householding, but you and other shareholders of record with whom you share an address currently receive multiple copies of our proxy materials, or if you hold stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our corporate secretary at 6550 Dumbarton Circle, Fremont, California 94555, Attention: Corporate Secretary or (510) 608-3400.

If you participate in householding and wish to receive a separate copy of our Annual Report on Form 10-K or this Proxy Statement, or if you do not wish to participate in householding and prefer to receive separate copies of these documents in the future, please contact us as indicated above.

Beneficial shareholders can request information about householding from their banks, brokers or other holders of record.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

Only shareholders of record at the close of business on the record date will be entitled to vote at the 2005 annual meeting. On that date, there were 9,768,401 shares of common stock outstanding and entitled to vote. Each shareholder is entitled to one vote for each share of common stock entitled to vote at the meeting, including for the election of directors.

The following table indicates the number of shares of common stock beneficially owned as of April 1, 2005 by each person known by us to own more than 5% of our outstanding common stock, by each of the Named Executive Officers (as defined below) and by all officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we include shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after April 1, 2005, while those shares are not included for purposes of computing percentage ownership of any other person. Unless otherwise indicated, the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to community property laws where applicable

The address of each individual named is the address of Scientific Technologies Incorporated.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Common $.001 Par Value	Anthony R. Lazzara	4,374,391 Indirect(1) 16,000 Direct(2)	44.8(1) *(2)
Common $.001 Par Value	Joseph J. Lazzara	1,118,642 Indirect(1) 16,350 Direct(2)	11.5(1) *(2)
Common $.001 Par Value	James A. Lazzara	1,152,034 Indirect(1) 16,315 Direct(2)	11.8(1) *(2)
Common $.001 Par Value	James A. Ashford	1,001,769 Indirect(1) 16,205 Direct(2)	10.3(1) *(2)
Common $.001 Par Value	Carl H. Frei	13,150 Direct(2)	*(2)
Common $.001 Par Value	Bernard J. Ploshay	9,250 Direct(2)	*(2)
Common $.001 Par Value	Richard S. Baldwinson	8,000 Direct(2)	*(2)
Common $.001 Par Value	Frank Webster	34,683 Direct(2)	*(2)
Common $.001 Par Value	All officers and directors as a group (10 persons)	7,810,740 Indirect(1) 163,903 Direct(2)	78.6(1) 1.7(2)

*	less than 1%

(1)	Scientific Technology Incorporated also referred to as our parent, was the shareholder of record of 8,348,075 of our shares (86%) as of the record date. As of such date, the shareholders of our parent were as follows: Anthony R. Lazzara (53%); Joseph J. Lazzara (13%); James A. Lazzara (14%); James A. Ashford (12%); and other members of the Lazzara family (8%). As a result of such share holdings, the individuals named in the table may be deemed to indirectly own the number and percentage of shares set forth opposite their respective names.

(2)	Includes shares issuable pursuant to options vested as of 60 days following April 1, 2005 in the following amounts: Anthony R. Lazzara, 16,000 shares; Joseph J. Lazzara, 16,000 shares; James A. Lazzara, 16,000 shares; James A. Ashford, 16,000 shares; James M. Vella, 18,500 shares; Frank Webster, 30,100 shares; Carl H. Frei, 8,750 shares; Bernard J. Ploshay, 6,250 shares; and Richard S. Baldwinson, 7,500 shares

ELECTION OF DIRECTORS
(Proposal No. 1)

Directors and Nominees

Seven directors are to be elected at the annual meeting. Each elected director will serve until the 2006 annual meeting or until his respective successor has been elected and qualified.

In the absence of instructions to the contrary, the shares represented by a proxy delivered to the Board of Directors will be voted for the seven nominees named below. All nominees are anticipated to be available for election and able to serve. However, if any such nominee should decline or become unable to serve as a director for any reason, votes will be cast instead for a substitute nominee, if any, designated by the Board of Directors or, if none is so designated, votes will be cast according to the judgment in such matters of the person or persons voting the proxy.

The following nominees are all presently members of the Board of Directors. The address of each nominee is the address of Scientific Technologies Incorporated

Name	Position	Age	Held Position Since
Anthony R. Lazzara	Chairman of the Board	74	September 1984

Joseph J. Lazzara	Director, President, Chief Executive Officer and Treasurer	53	September 1984 June 1989 June 1993 September 1984

James A. Lazzara	Director and Secretary, Senior Vice President, Sales	48	September 1984 June 1989

James A. Ashford	Director and Senior Vice President, Operations	53	September 1988 March 2000

Carl H. Frei	Director	71	September 1988

Bernard J. Ploshay	Director	83	September 1988

Richard S. Baldwinson	Director	68	August 2000

Business Experience of Directors

Anthony R. Lazzara has been Chairman of our Board of Directors since September 20, 1984. He also served as our Chief Executive Officer from September 20, 1984 to June 17, 1993, and President from September 20, 1984 until June 22, 1989. He is the founder and principal shareholder of Scientific Technology Incorporated, our parent entity, and has been Chairman of our parent’s Board and its President since 1971. He received an L.L.B. and an honorary Juris Doctorate from DePaul University.

Joseph J. Lazzara has been our Chief Executive Officer since June 17, 1993, President since June 22, 1989, and Treasurer and a director since September 21, 1984. He served as a Vice President of our parent from September 21, 1984 until June 22, 1989. He has also served as Treasurer and a director of our parent since August 1981. Prior to 1981, he was employed by Hewlett-Packard Company in Process and Engineering Management. Since February 2004, he has been a director and member of the audit committee of Endwave Corporation. Endwave designs, manufactures, and markets RF modules that enable the transmission, reception and processing of high-frequency signals in telecommunications networks, defense electronics and homeland security systems. Mr. Lazzara received a Bachelor of Science in Engineering from Purdue University and a Masters in Business Administration from Santa Clara University. He is a son of Anthony R. Lazzara.

James A. Lazzara has been our Senior Vice President, Sales since June 22, 1989, and has been the Secretary and a director since September 21, 1984. He served as our Vice President from 1987 to June 22, 1989. Mr. Lazzara joined Scientific Technologies in November 1979. He is also the Secretary, Vice President and a director of our parent. Mr. Lazzara received a Bachelor of Science from California Polytechnic State University. He is a son of Anthony R. Lazzara.

James A. Ashford was appointed Senior Vice President, Operations on March 6, 2000. Prior to that he had been our Vice President, Operations since June 22, 1989 and has been a director since September 27, 1988. He has also served as Vice President and General Manager of our Optical Sensor and Datricon Divisions since March 1986. From 1980 to March 1986, Mr. Ashford was employed by Smith-Kline Beckman, a medical instrumentation manufacturer, most recently as Marketing Administration Manager and, prior to that, as Materials Manager.

He holds a Bachelor of Science in Business from San Diego State University. Mr. Ashford is a son-in-law of Anthony R. Lazzara.

Carl H. Frei has been a director since September 27, 1988. From 1970 to March 1989 he was employed by Sonoco Fibre Drum Co., a manufacturer of packaging products, as Regional General Manager, after which time he retired. He was employed as a sales executive by Greif Bros. Corporation, a manufacturer of packaging products until June 30, 1999, when he retired.

Bernard J. Ploshay has been a director since September 27, 1988. He has been retired since 1981. From 1973 to 1981, Mr. Ploshay was employed by our parent as its Vice President of Manufacturing.

Richard S. Baldwinson has been a director since August 8, 2000. He is a former Vice President of Bank of America, who retired in 1991 after serving for 25 years in various commercial and real estate lending positions. Recent positions he has held include Manager of Loan Administration and Commercial Real Estate Lending Officer at Bank of America’s California Real Estate Industries Group in San Jose, from 1984 to 1991. From 1982 to 1984 he was Manager of the Real Estate Developer Center and Home Loan Center at Bank of America’s Santa Clara Main Office. From 1972 to 1981 he was the banker of our parent. He received a Bachelor of Arts in Economics from Stanford University.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE
ELECTION OF EACH OF THE NOMINEES

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

During the fiscal year ended December 31, 2004 there were five meetings of the Board of Directors. Each director attended at least 75% of the aggregate number of meetings held by the Board of Directors plus meetings held by the Committees, if any, on which such director sits. Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, our directors are strongly encouraged to attend. All directors attended the last meeting of shareholders. The Board of Directors has three committees: the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The Audit Committee, comprised of directors Carl H. Frei, Bernard J. Ploshay and Richard S. Baldwinson, is governed by a charter adopted by the Board of Directors. This charter was amended in March 2005 and a copy is included as Appendix A to this proxy statement. Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of our independent accountants; has established procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, including procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; has the authority to engage independent counsel and other advisors, as it determines necessary to carry out its duties; and has been provided appropriate funding to carry out these responsibilities. A report of the Audit Committee is set forth below.

All of the members of the Audit Committee are “independent” members as defined under the rules of the Nasdaq National Market and in Section 10A(m) of the Securities Exchange Act of 1934, as amended. The Board of Directors has determined that we have at least one Audit Committee financial expert serving on the Audit Committee. The Audit Committee financial expert is Richard S. Baldwinson, and he is independent. The Audit Committee held six meetings in 2004.

The Compensation Committee, comprised of directors Anthony R. Lazzara, Bernard J. Ploshay, Carl H. Frei and Richard S. Baldwinson, is authorized to recommend the amount and nature of compensation to be paid to our officers and directors and to recommend stock options to be granted to our employees and consultants, by the Board of Directors. The Compensation Committee held four meeting in 2004.

The Nominating and Governance Committee is comprised of directors Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara and James Ashford. The purpose of the Committee is to ensure that the Board of Directors is properly constituted to meet its fiduciary obligations to shareholders and to us and that we have and follow appropriate governance standards. The Nominating and Governance Committee assists the board by identifying prospective director nominees, recommending to the board the director nominees for the next annual meeting of shareholders, the governance principles applicable to us, overseeing the evaluation of the board and management; and recommending to the board director nominees for each committee. Our Board of Directors adopted a charter of the Nominating and Governance Committee in January 2004, a copy of which is available on our website at www.sti.com. The Nominating and Governance Committee held one meeting in 2004. The Nominating and Governance Committee accepts nominations from shareholders.

We are relying upon the controlled company exemption pursuant to Nasdaq Stock Market Rule 4350(c)(5), pursuant to which we are exempt from certain requirements relating to the independence of members of the Compensation Committee and Nominating and Governance Committee. We are a controlled company because our corporate parent owns 86% of our shares as of the record date.

Director Nomination Policy

The Nominating and Governance Committee has adopted a policy with respect to the consideration of director candidates recommended by shareholders. Pursuant to the policy, any shareholder may nominate a director candidate by following the procedures described in the “Policies and Procedures for Director Candidates” of the Nominating and Governance Committee, which can be found on our website at www.sti.com, and as prescribed in our Bylaws. In addition, shareholders who have held at least 1% of our outstanding stock for at least one year may submit recommendations for candidates to be considered for nomination by our Nominating and Governance Committee. In order to make a recommendation to the Committee, a shareholder must deliver a written request to our corporate secretary which satisfies the notice, information and consent requirements set forth in the policy and in our Bylaws.

The Nominating and Governance Committee will evaluate the qualifications of all director recommendations that are properly submitted by shareholders, management, members of the Board of Directors, and, to the extent deemed necessary, third-party search firms. Although the Nominating and Governance Committee has not established specific, minimum qualifications, the Committee considers relevant factors, including, among other things, issues of character, judgment, independence, age, expertise, diversity of experience, length of service, and other commitments. In addition, the Committee considers the suitability of each candidate, taking into account the current members of the Board of Directors, in light of the current size and composition of the Board of Directors. After completion of its evaluation of candidates, the Nominating and Governance Committee will recommend a slate of director-nominees to the Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics, which applies to our employees, officers and directors and which is intended to satisfy the rules of the SEC and the Nasdaq Stock Market. Our Code of Business Conduct and Ethics is publicly available on our website at www.sti.com. The information contained on or connected to our website is not incorporated by reference into this proxy statement and should not be considered part of this or any other report that we file with or furnish to the SEC. We intend to post amendments to or waivers from this code on our website or as otherwise required by the rules of the SEC and the Nasdaq Stock Market.

Communications with the Board of Directors

Shareholders may communicate with the Board of Directors by writing to the Board of Directors or to a member of the Board of Directors at STI, 6550 Dumbarton Circle, Fremont, California 94555.

Compensation of Directors

We do not pay directors who are also officers additional consideration for their services as directors. Members of the Board who are not officers or employees are paid a fee of $1,000 per meeting for services as a director. Directors receive no additional compensation for committee participation or attendance at committee meetings, unless such meetings are held separately from a Board meeting

EXECUTIVE OFFICERS, DIRECTORS AND KEY PERSONNEL

The following table sets forth our executive officers, directors and key personnel as of April 1, 2005:

Name	Position With Company	Term as Director	Held Position Since	Age
Anthony R. Lazzara	Chairman of the Board	One Year	September 1984	74
Joseph J. Lazzara	Director, President, Chief Executive Officer and Treasurer	One Year	September 1984 June 1989 June 1993 September 1984	53
James A. Lazzara	Director and Secretary Senior Vice President, Sales	One Year	September 1984 June 1989	48
James A. Ashford	Director Senior Vice President Operations	One Year	September 1988 March 2000	53
Carl H. Frei	Director	One Year	September 1988	71
Bernard J. Ploshay	Director	One Year	September 1988	83
Richard S. Baldwinson	Director	One Year	August 2000	68
Frank Webster	Vice President, Engineering		March 1991	61
Ralph S. Marimon	Vice President, Finance and Administration Vice President and Chief Financial Officer		March 2004 November 2004	48
James M. Vella	General Manager, Automation Products Group Assistant Secretary Vice President		March 2000 May 1997 May 2002	48

Each officer named above is expected to be reappointed at the meeting of our Board of Directors to be held on May 26, 2005 following the annual meeting.

For the biographical summaries of Anthony R. Lazzara, Joseph J. Lazzara, James A. Lazzara, James A. Ashford, Carl Frei, Richard S. Baldwinson and Bernard J. Ploshay, see “Election of Directors — Business Experience of Directors.”

Frank Webster joined our parent as Corporate Engineering Manager in 1985. He has been our parent’s Vice President, Engineering since 1986. On March 22, 1991, he was elected our Vice President, Engineering. He has a Bachelor of Science in Engineering, and a Masters of Science in Computer Science, from the University of California at Los Angeles.

James M. Vella joined us as our Accounting Manager of the Optical Sensor Division in June 1986. In June 1987, he was appointed Controller of that division. He was appointed our Controller in March 1996. In May of 1997, he was elected Assistant Secretary. In September 1998, he was appointed to the position of Marketing Manager, Fiber Monitoring Products. In March 2000, he was appointed to the position of General Manager of the Automation Products Group. In May 2002, he was appointed Vice President and General Manager of the Automation Products Group. Prior to 1986, Mr. Vella held several positions with Smith-Kline Beckman, a medical instrumentation manufacturer. He holds a Bachelor of Science in Business Administration from California Polytechnic University at San Luis Obispo.

Mr. Marimon joined us as Vice President, Finance and Administration in March, 2004. He was appointed Chief Financial Officer in November 2004. He previously was the Chief Financial Officer of Com21, a publicly held manufacturer of broadband internet transmission equipment and modems for the cable market. Mr. Marimon joined Com21 in June 1999 as Corporate Controller. Prior to joining Com21, Mr. Marimon spent eleven years with KLA-Tencor Corporation, a semiconductor equipment company, serving in a variety of executive financial management roles. He also held financial positions with Ungermann Bass Corp., Finnigan Corp., and National Semiconductor Corp. Mr. Marimon received a B.A. in Economics from the University of California, Los Angeles and a Masters of Management in Finance and Accounting from the J.L. Kellogg Graduate School of Management at Northwestern University.

COMPENSATION OF EXECUTIVE OFFICERS

The following Summary Compensation Table sets forth compensation paid by us for services rendered during the fiscal years 2004, 2003 and 2002 by our “Named Executive Officers,” which include our Chief Executive Officer and the next four most highly compensated executive officers whose aggregate salary and bonus exceeded $100,000.

Summary Compensation Table

		Annual Compensation		Long Term Compensation
Securities Underlying Options
Name and Principal Position	Year	Salary	Bonus
Anthony R. Lazzara Chairman of the Board	2004 2003 2002	$421,391 $466,982 $505,375	None None $5,705	None None 7,500

Joseph J. Lazzara President and Chief Executive Officer	2004 2003 2002	$323,839 $317,426 $312,787	None None $3,485	None None 7,500

James A. Lazzara Senior Vice President, Sales	2004 2003 2002	$320,549 $302,631 $299,368	None None $3,473	None None 7,500

James A. Ashford Senior Vice President	2004 2003 2002	$325,986 $304,442 $337,201	None None $3,776	None None 7,500

Frank Webster Vice President	2004 2003 2002	$180458 $171,281 $183,925	None None $2,084	None None 5,000

The columns entitled “Other Annual Compensation,” “Restricted Stock Awards,” “LTIP Payouts” and “All Other Compensation” were omitted because no such compensation was paid or awarded during the applicable periods.

Option/SAR Grants in Last Fiscal Year

No stock options or stock appreciation rights were granted to our named executive officers during 2004.

Fiscal Year End Option Values

The following table sets forth information regarding options exercised by each of our named executive officers during 2004. The table also sets forth information regarding the number and value of unexercised in-the-money options held by such executive officers at the end of fiscal 2004.

	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at Fiscal Year End		Value of Unexercised In-the-Money Options at Fiscal Year End (1)
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
Anthony R. Lazzara	—	—	16,000	4,000	$1,380	$345
Joseph J. Lazzara	—	—	16,000	4,000	$1,380	$345
James A. Lazzara	—	—	16,000	4,000	$1,380	$345
James A. Ashford	—	—	16,000	4,000	$1,380	$345
Frank Webster	—	—	30,100	3,100	$ 920	$230

(1)	Represents the per share closing market price on December 31, 2004 of $4.22 less the exercise price per share.

Employment Contracts and Termination of Employment and Change-in-Control Arrangements

We have not entered into employment contracts with any of our named executive officers.

Equity Compensation Plan Information

The following table provides information as of December 31, 2004 about our Common Stock that may be issued upon the exercise of options, warrants and rights under all of our existing equity compensation plans, including the 1997 Stock Option Plan and the 1997 Employee Stock Purchase Plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders: 1997 Stock Option Plan 1997 Employee Stock Purchase Plan	616,232 -0-	$5.48	n/a	213,108 423,459
Equity compensation plans not approved by security holders	-0-	n/a		n/a
Total	616,232	$5.48		636,567

Compensation Committee Interlocks and Insider Participation

Anthony R. Lazzara, Chairman of the Board of Directors, is a member of our Compensation Committee. See “Certain Relationships and Related Transactions” regarding Mr. Lazzara’s relationship to our parent and certain transactions between our parent and us.

During 2004, no interlocking relationship existed between any member of our board of directors or compensation committee and any member of the board of directors or compensation committee of any other company.

COMPENSATION COMMITTEE REPORT

During 2004, the Compensation Committee of the Board of Directors included Anthony R. Lazzara, Carl H. Frei Bernard J. Ploshay and Richard S. Baldwinson. The Compensation Committee is responsible for administering our compensation and employee benefit plans. In addition to setting policies regarding compensation of all employees, the

Compensation Committee reviews and approves compensation for our executive officers. Decisions made by the Compensation Committee relating to compensation of executive officers are reviewed by the full Board of Directors.

Our executive compensation policies have been developed to meet the following objectives:

1.	Attract and retain executives critical to our long-term success;

2.	Reward key executives for their contributions to the development and successful execution of strategies relevant to their functional responsibilities; and

3.	Motivate key executives to make decisions and take actions that achieve our strategic performance goals and increase the long-term value of our common stock.

Base salaries for all executives are reviewed annually. In evaluating executive salaries, the Compensation Committee considers relevant AeA and other surveys of executive compensation paid at companies of similar size and geographic location to us. The Compensation Committee also considers an executive’s individual performance during the prior year. Factors that affect an executive’s performance rating focus on the executive’s success in contributing to our short and long-term objectives. Short-term objectives include sales growth from new and existing products and levels of gross profit and gross margin, operating income and operating income margin, and net earnings and net earnings margin. Long-term objectives include the timely development of new products, enhancements and improvements to existing products, identification of new markets for our products, development and execution of plans to address identified market opportunities, adequate control over and the efficiencies of our assets, and share price appreciation. We do not set relative weights to the factors we consider in establishing base salaries. In establishing our Chief Executive Officer’s compensation, the Compensation Committee pursues the same objectives and policies that apply to our other executive officers.

Effective April 1, 2001 we instituted a cost reduction program that included salary reductions for most, but not all employees, depending on job function and location. The percentages of salary reduction were based on job titles, with the most senior executives having the largest percentage reductions. Salaries were reduced by 20% for our Chairman, Chief Executive Officer and Senior Vice President positions, 12% for Vice Presidents and 10% or less for other positions. This program was discontinued in 2004, and salaries were restored to their prior levels. In all cases, employees, including executives, were allowed to use earned vacation to supplement salary lost through the salary reduction program and would, as such, be included in the annual compensation table.

Compensation Committee
Anthony R. Lazzara
Carl H. Frei
Bernard J. Ploshay
Richard S. Baldwinson

AUDIT COMMITTEE REPORT FOR THE YEAR ENDED DECEMBER 31, 2004

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant accounting judgments and the clarity of our disclosures in the financial statements.

In addition, the Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards 61. Furthermore, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company considered the comparability of non-audit services with the auditors’ independence. The Audit Committee has discussed with its auditors their independence and has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

The Audit Committee also discussed with our independent auditors the overall scope and plans for their audit. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of the independent auditors’ examinations, their evaluations of our internal control, and the overall quality of our financial reporting. The Audit Committee held six meetings during the fiscal year ended December 31, 2004.

In reliance on the reviews and discussions referred to above, the Audit Committee approved the audited financial statements and recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004 for filing with the Securities and Exchange Commission.

Audit Committee
Carl H. Frei
Bernard J. Ploshay
Richard S. Baldwinson

SELECTION OF AUDITORS

Pursuant to a three year contract, the audit committee has selected BDO Seidman, LLP as our auditors for fiscal year 2005. Representatives of BDO Seidman are not expected to be present at the Annual Meeting.

Audit Fees

Audit fees billed to us by BDO Seidman during our 2004 fiscal year for professional services rendered by them for the audits of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q totaled $140,000. Audit fees billed to us by PricewaterhouseCoopers LLP during our 2003 and 2004 fiscal year for professional services rendered by them for the audits of our annual financial statements and reviews of financial statements included in our quarterly reports on Form 10-Q totaled $187,000 and $21,546, respectively.

Audit-Related Fees

There were no additional fees billed to us by BDO Seidman or PricewaterhouseCoopers during our 2003 and 2004 fiscal years for assurance and related services by them that are reasonably related to the performance of the audit or review of our financial statements, and that are not disclosed above.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers during our 2003 and 2004 fiscal years for professional services rendered by them for tax compliance, tax advice, tax planning and federal and state tax return preparation totaled $64,580 and $58,000, respectively. The aggregate fees billed to us by BDO Seidman during our 2004 fiscal year for professional services rendered by them for tax compliance, tax advice, and tax planning totaled $40,360. These fees include tax compliance, tax planning and federal and state tax return preparation.

All Other Fees

During 2004, we were billed $800 by BDO Seidman for fees relating to their transition as our registered auditors. During 2004, we were billed $55,328 by PricewaterhouseCoopers for services relating to an SEC comment letter and fees relating to the transition to BDO Seidman. No other fees were charged to us by BDO Seidman or PricewaterhouseCoopers during fiscal years 2003 or 2004.

Please see Appendix A regarding the Audit Committee’s pre-approval policies and procedures. The Audit Committee approved 100% of the fees for fiscal year 2003 and 2004 mentioned in the above paragraphs.

PERFORMANCE GRAPH

The following graph compares the cumulative total return to shareholders of the common stock with the cumulative total return of the NASDAQ US Stocks Index and the Index of NASDAQ Non-Financial Stocks for the period beginning on December 31, 1999 and ending on December 31, 2004.

Compares 5-Year Cumulative Return among Scientific Technologies Inc.,
NASDAQ Non-Financial Stocks Index and the NASDAQ US Stocks Index

	12/31/1999	12/30/2000	12/30/2001	12/30/2002	12/30/2003	12/31/2004
Scientific Technologies Inc.	$100.00	$144.81	$70.98	$91.93	$86.98	$77.60
NASDAQ US Stocks	$100.00	$60.31	$47.84	$33.07	$49.45	$53.81
NASDAQ Non-Financial Stocks	$100.00	$58.33	$44.61	$29.14	$44.61	$48.12

Assumes $100 invested on December 31, 1999 in our common stock, the NASDAQ US Stocks index and the NASDAQ Non-Financial Stocks index, with all dividends reinvested. Stock price performance shown above for our common stock is historical and not necessarily indicative of future price performance.

The information contained above under the captions “Compensation Committee Report,” “Audit Committee Report” and “Performance Graph” shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate it by reference into such filing.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than ten percent shareholders are required by Commission regulation to furnish us with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, we believe that during fiscal 2004 all our executive officers and directors complied with all applicable filing requirements.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We provide certain management services to Scientific Technology Incorporated, our parent. Costs of these services were allocated to our parent based upon the amount of time employees spent providing these services. The amount charged to our parent for 2004 was $327,000.

We lease a 95,000 square foot facility owned by an affiliate of our parent, a small portion of which is occupied by our parent. The lease term is for ten years. Overhead costs are allocated primarily on the basis of square footage utilized. We lease a 25,000 square foot facility, owned by an affiliate of our parent, in Logan, Utah, which houses the Automation Sensors Division operations.

We utilize a payable to or receivable from our parent account to record activity including cash received, cash disbursed and amounts owed to our parent for allocated charges and dividends. The net effect of transactions with our parent resulted in a balance of $941,000 at December 31, 2004.

Anthony R. Lazzara and Joseph J. Lazzara, each of whom is an officer of STI, are employees and significant shareholders of our parent. Please see “Security Ownership of Certain Beneficial Owners and Management” for their respective equity interests in our parent, and “Executive Officers, Directors and Key Personnel” for their employment positions with our parent.

DEADLINE FOR RECEIPT OF SHAREHOLDER PROPOSALS

An eligible shareholder who desires to have a qualified proposal considered for presentation at the 2006 annual meeting of shareholders and for inclusion in our proxy statement for that annual meeting must submit the proposal in writing at our principal executive offices no later than December 27, 2005.

If you intend to submit a proposal at the 2006 annual meeting that is not to be included in the proxy statement relating to that annual meeting, you must submit the proposal in writing at our principal executive officer no later that March 13, 2006

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not intend to present, and has not been informed that any other person intends to present, any matters for action at the annual meeting other than those specifically referred to in this Proxy Statement. If other matters properly come before the annual meeting, the holders of the proxies will act in respect thereto in accordance with their best judgment.

Copies of our Annual Report to Shareholders for the fiscal year ended December 31, 2004 are being mailed to shareholders, together with this Proxy Statement, the Proxy and the Notice. Additional copies may be obtained, without charge, from the Secretary at 6550 Dumbarton Circle, Fremont, California 94555.

BY ORDER OF THE BOARD OF DIRECTORS
James A. Lazzara
Secretary

Fremont, California
April 27, 2005

Appendix A
AMENDED AND RESTATED CHARTER FOR THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS
OF
SCIENTIFIC TECHNOLOGIES INCORPORATED

(as amended in March, 2005)

PURPOSE:

The purpose of the Audit Committee of the Board of Directors (the “Board”) of Scientific Technologies Incorporated (the “Company”) shall be to:

•	Oversee the accounting and financial reporting processes of the Company and audits of the financial statements of the Company;

•	Assist the Board in oversight and monitoring of (i) the integrity of the Company’s financial statements, (ii) the Company’s accounting policies and procedures, (iii) the Company’s compliance with legal and regulatory requirements, (iv) the independent auditor’s qualifications, independence and performance, and (v) the Company’s internal controls;

•	Prepare the report that the rules of the Securities and Exchange Commission (the “SEC”) require be included in the Company’s annual proxy statement;

•	Provide the Board with the results of the Audit Committee’s monitoring and recommendations derived therefrom; and

•	Provide to the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that require the attention of the Board.

In addition, the Audit Committee will undertake those specific duties and responsibilities listed below and such other duties as the Board may from time to time prescribe.

MEMBERSHIP:

The Audit Committee members will be appointed by, and will serve at the discretion of, the Board. The Audit Committee will consist of at least three members of the Board. Members of the Audit Committee must meet the following criteria:

•	Each member will be an independent director, as defined by (i) the rules of The NASDAQ Stock Market and (ii) the rules of the SEC, as in effect from time to time;

•	Each member will be able to read and understand fundamental financial statements, in accordance with the rules of The NASDAQ Stock Market; and

•	At least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background, including a current or past position as a principal financial officer or other senior officer with financial oversight responsibilities.

RESPONSIBILITIES:

The responsibilities of the Audit Committee shall include:

•	Reviewing on a continuing basis the adequacy of the Company’s system of internal controls, including meeting periodically with the Company’s management and the independent auditors to review their assessment of adequacy of such controls and to review, before its release, the disclosure regarding such system of internal financial and accounting controls required under SEC rules to be contained in the Company’s periodic filings and the attestations or reports by the independent auditors relating to such disclosure;

•	Exercising direct responsibility for appointing, compensating (including all audit engagement fees and terms), overseeing the work of, evaluating the performance of, considering the qualifications of (including the internal quality-control procedures and any material issues raised by the firm’s most recent internal quality-control or peer review or any investigations by regulatory authorities), and terminating the services of the independent auditors (including resolving disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•	Pre-approving audit and non-audit services provided to the Company by the independent auditors (or subsequently approving non-audit services in those circumstances where a subsequent approval is necessary and permissible) and the fees relating to those services;

•	Reviewing the independence of the outside auditors, including (i) obtaining at least annually a formal written statement from the independent auditors regarding relationships and services with the Company that may impact independence, consistent with Independence Standards Board Standard 1, (ii) presenting this statement to the Board, and (iii) to the extent there are relationships, actively engaging in a dialogue with the independent auditors with respect to such relationships and monitoring and investigating such relationships.

•	Reviewing and providing guidance with respect to the external audit by (i) reviewing the independent auditors’ proposed audit scope and approach; (ii) discussing with the Company’s independent auditors the financial statements and audit findings, including any significant adjustments, management judgments and accounting estimates, significant new accounting policies and disagreements with management and any other matters described in SAS No. 61, as may be modified or supplemented; and (iii) reviewing reports submitted to the audit committee by the independent auditors in accordance with the applicable SEC requirements;

•	Reviewing and discussing with management and the independent auditors the annual audited financial statements and quarterly unaudited financial statements, including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” prior to filing the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, respectively, with the SEC;

•	Directing the Company’s independent auditors to review, before filing with the SEC, the Company’s interim financial statements included in Quarterly Reports on Form 10-Q, using professional standards and procedures for conducting such reviews;

•	Conducting a post-audit review of the financial statements and audit findings, including any significant suggestions for improvements provided to management by the independent auditors;

•	Reviewing before release the unaudited quarterly operating results in the Company’s quarterly earnings release;

•	Overseeing compliance with the requirements of the SEC for disclosure of auditors services and audit committee members, member qualifications and activities;

•	Reviewing, approving and monitoring the Company’s code of ethics for its senior financial officers;

•	Reviewing management’s monitoring of compliance with the Company’s standards of business conduct and with the Foreign Corrupt Practices Act;

•	Reviewing, in conjunction with counsel, any legal matters that could have a significant impact on the Company’s financial statements;

•	If necessary, instituting special investigations with full access to all books, records, facilities and personnel of the Company;

•	As appropriate, obtaining advice and assistance from outside legal, accounting or other advisors;

•	Reviewing and approving in advance any proposed related party transactions;

•	Reviewing its own charter, structure, processes and membership requirements at least annually;

•	Providing a report in the Company’s proxy statement in accordance with the rules and regulations of the SEC; and

•	Establishing procedures for receiving, retaining and treating complaints received by the Company regarding accounting, internal accounting controls or auditing matters and procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

MEETINGS:

The Audit Committee will meet at least four times each year. The Audit Committee may establish its own schedule, which it will provide to the Board of Directors.

The Audit Committee will meet separately with the Chief Executive Officer and separately with the Chief Financial Officer of the Company at such times as it deems appropriate to review the financial affairs of the Company. The Audit Committee will meet separately with the independent auditors of the Company, at such times as it deems appropriate, to fulfill the responsibilities of the Audit Committee under this charter.

MINUTES:

The Audit Committee will maintain written minutes of its meetings, which minutes will be filed with the minutes of the meetings of the Board.

REPORTS:

In addition to preparing the report in the Company’s proxy statement in accordance with the rules and regulations of the SEC, the Audit Committee will summarize its examinations and recommendations to the Board as may be appropriate, consistent with the Committee’s charter.

COMPENSATION:

Members of the Audit Committee shall receive such fees, if any, for their service as Audit Committee members as may be determined by the Board in its sole discretion. Such fees may include retainers or per meeting fees. Fees may be paid in such form of consideration as is determined by the Board.

Members of the Audit Committee may not receive any compensation from the Company except the fees that they receive for service as a member of the Board or any committee thereof.

DELEGATION OF AUTHORITY:

The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to pre-approve audit and permissible non-audit services, provided such pre-approval decision is presented to the full Audit Committee at its scheduled meetings.

RESOURCES:

The Audit Committee shall have the resources as determined by the Committee and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel, accountants or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management.

This Proxy will be voted as directed, or if no direction is indicated, will be voted “FOR” all nominees in item 1.	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

The Board of Directors recommends a vote FOR each of the following:
					FOR	AGAINST	ABSTAIN
1. Election of Directors.	FOR all nominees listed below (except authority to vote is withheld for the names crossed off at left (if any))	WITHHOLD AUTHORITY to vote for all nominees listed at left.	2.	In their discretion the Proxies are authorized to vote on such other business as may properly come before the meeting.	☐	☐	☐
Nominees: 01 Anthony R. Lazzara 02 James A. Ashford 03 Richard S. Baldwinson 04 Joseph J. Lazzara 05 Carl H. Frei 06 James A. Lazzara 07 Bernard J. Ploshay	☐	☐

Withheld for the nominees you list below:(Write that nominee’s name in the space provided below.)

Signature	Signature	Date
Please date and sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.
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PROXY

SCIENTIFIC TECHNOLOGIES INCORPORATED
Annual Meeting of Shareholders - May 26, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned shareholder of Scientific Technologies Incorporated (the “Company”) hereby appoints James A. Lazzara and Joseph J. Lazzara, and each of them, proxies with full power of substitution to vote all shares which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 26, 2005 at 4:00 p.m., local time, or at any postponements or adjournment(s) thereof, with all the power the undersigned would possess if personally present, with respect to the following:

     The undersigned acknowledges receipt with this proxy of a copy of the Notice of Annual Meeting of Shareholders, Proxy Statement dated April 27, 2005, and the Company’s 2004 Annual Report. The undersigned hereby revokes any proxy or proxies heretofore given.

(Continued and to be signed on the other side)

Address Change/Comments (Mark the corresponding box on the reverse side)

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